Exhibit 99.1

For Immediate Release

CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. -- (616) 945-2491
or
Brian Edwards, Ben Buursma (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Reports Improved First-Quarter Results
Company says new marketing and distribution alliances helped boost financial performance

HASTINGS, Mich., April 30, 2002--Hastings Manufacturing Co. (AMEX: HMF) today announced results for the first quarter of 2002, highlighted by improved operations, higher net earnings and the continued diversification of its line of internal engine components.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported net income of $295,643, or $0.40 per share, on net sales of $9.3 million for the first quarter of 2002, compared with net income of $67,621, or $0.09 per share, on net sales of $8.7 million for the same period last year. Hastings attributed the increase in sales to higher sales volumes of its flagship piston ring products in the original-equipment and export markets, as well as revenue contributions from new alliances to sell engine components for other manufacturers. The Company signed agreements in 2001 to become the exclusive marketer and distributor of Zollner™ pistons and ACL® engine components in the United States and Mexico.

"I am pleased with our results," said Mark Johnson, chairman and chief executive officer of Hastings Manufacturing. "We outperformed many of our peers in the automotive parts market by focusing on productivity and by offering an expanded line of high-quality engine parts. Our partnerships to market and distribute Zollner pistons and ACL engine parts alongside our Hastings®-brand piston rings are allowing us to increase our value as a one-stop engine-parts resource for professional engine rebuilders, parts warehouses and specialty retailers."

"Just as importantly, our efforts to improve productivity, increase product quality and reduce scrap have enabled us to improve our results and maximize the investments we've made in our manufacturing operations."

Hastings reported that gross profit improved to 31.6 percent of sales in the first quarter of 2002, compared to 28.7 percent in the same period last year. The Company attributed the improvement in gross margin to sales generated by the distribution of Zollner and ACL products as well as lean manufacturing efforts and overall improvements in operating efficiency. Increased gross profit levels, combined with continued focus on managing operating expenses, helped the Company improve its operating income to $614,654, from $225,439 during the first quarter of 2001.

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HASTINGS / page 2

Hastings said the improvements in operating results versus the year-ago period also reflected a full quarter of positive impact from cost-containment measures implemented midway through last year's first quarter. In February 2001, Hastings announced a series of cost-control initiatives aimed at trimming more than $1 million in operating expenses. The Company said new expenses associated with the launch of its new alliances to distribute other engine parts partially offset the cost-containment measures.

"We continue to make solid progress as a company," said Andrew Johnson, president of Hastings. "Our increased concentration on marketing and continued efforts to provide the highest-quality engine parts have put Hastings in a strong position for growth as the automotive industry begins to recover. Regardless of the speed of the market's recovery, though, we continue to focus on operating improvements and expanded sales opportunities to continue on a positive track."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine components including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

Hastings Manufacturing Company And Subsidiaries
Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2002	2001

Net Sales	$9,331,829	$8,654,897
Cost of Sales	6,379,301	6,166,855
Gross Profit	2,952,528	2,488,042

Operating Expenses:
Advertising	58,189	60,483
Selling	756,284	788,890
General & Administrative	1,523,401	1,413,230
Non-recurring restructuring and
relocation costs	-	-
Total Operating Expenses	2,337,874	2,262,603

Operating Income (Loss)	614,654	225,439

Other Expenses (Income):
Interest expense	113,326	170,498
Interest Income	-	-
Other, net	3,685	(58,680)
Total Other Expenses (Income)	117,011	111,818

Income (Loss) Before Taxes	497,643	113,621

Income Tax Expense (Benefit)	202,000	46,000
Net Income (Loss)	$295,643	$67,621

Net Income Per Share of Common Stock:
Basic	$0.40	$0.09
Diluted	0.40	0.09

Average Shares Outstanding:
Basic	745,046	745,046
Diluted	746,337	745,046

Dividends Per Share of Common Stock	$-	$-